UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2006

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143 (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FIRST MIDWEST BANCORP, INC.
FORM 8-K
February 22, 2006

Item 1.01 Entry into a Material Definitive Agreement

Executive Officer Base Compensation

The Compensation Committee of the Board of Directors (the "Compensation Committee") of First Midwest Bancorp, Inc. (the "Company"), determined the 2006 base salary for the Chief Executive Officer to be $643,000. This officer is also eligible to receive certain benefits and to participate in the Company's employee benefit plans applicable to executive officers, including the Company's Savings and Profit Sharing Plan, Short-Term Incentive Compensation Plan, the Omnibus Stock and Incentive Plan, Nonqualified Retirement Plan and Pension Plan in accordance with the terms and conditions of such plans. This officer is also party to an Indemnification Agreement and Employment Agreement that, among other things, entitle him to payments upon severance or upon a change-in-control.

Short-Term Incentive Compensation Plan

The Compensation Committee, taking into consideration the Company's performance as compared to key business goals for 2005, such as earnings results and credit quality as well as the attainment of individual performance goals, also approved bonus payments related to 2005 under the Company's Short Term Incentive Compensation Plan to be paid in February 2006 for the following named executive officers: Mr. John M. O'Meara, President and Chief Executive Officer, $480,801; Mr. Thomas J. Schwartz, Group President Commercial Banking, $193,005; Mr. Michael L. Scudder, Executive Vice President and Chief Financial Officer, $176,482; Mr. Steven H. Shapiro, Executive Vice President and Corporate Secretary, $113,176; and Mr. Mark M. Dietrich, Executive Vice President and Chief Operations Officer, $119,845.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: February 22, 2006	/s/ MICHAEL L. SCUDDER
Michael L. Scudder Executive Vice President